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                                                               EXHIBIT 99.(c)(7)


                [DYNAMICS CORPORATION OF AMERICA LETTERHEAD]




                                         June 4, 1997
CTS Corporation
CTS First Acquisition Corp.
905 West Boulevard North
Elkhart, Indiana 46514
Attn: Mr. Joseph P. Walker,
      Chairman of the Board

Gentlemen:

      By letter dated May 28, 1997, CTS Corporation ("CTS") and CTS First Acquisition Corp. ("Sub") requested that within five business days thereof the Board of Directors of Dynamics Corporation of America ("DCA") reconfirm its approval and recommendation of the Agreement and Plan of Merger, dated as of May 9, 1997, among CTS, Sub and DCA and the Offer and Merger contemplated thereby.

      In accordance with your request, I am writing to inform you that at a meeting held on June 4, 1997, the DCA Board adopted resolutions reconfirming such approval and recommendation.

                                           Very truly yours,

                                      DYNAMICS CORPORATION OF AMERICA


                                           By  /s/ Andrew Lozyniak
                                              --------------------------------
                                                   Andrew Lozyniak
                                                   Chairman of the Board


cc: Jones, Day, Beavis & Pogue
    599 Lexington Avenue, 30th Floor
    New York, New York 10032
    Attn: Robert Proflusek, Esq.